Exhibit 10.2

EXECUTION VERSION

April 12th,  2019

BETWEEN

TALEND SA

as Pledgor

AND

PACIFIC WESTERN BANK

as Beneficiary

________________________________________

PLEDGE OF RECEIVABLES AGREEMENT

(Convention de nantissement de créances)

________________________________________

LPA-CGR avocats

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	5
2.	PLEDGE (NANTISSEMENT)	6
3.	SITUATION OF THE PARTIES UNTIL THE TERM OF THE PLEDGE AGREEMENT	7
4.	ENFORCEMENT OF THE PLEDGE	8
5.	REPRESENTATION AND WARRANTIES OF THE PLEDGOR	8
6.	COVENANTS OF THE PLEDGOR	10
7.	INDEMNITY	11
8.	COSTS AND EXPENSES	11
9.	DELEGATION	11
10.	POWER OF ATTORNEY	11
11.	SUCCESSORS AND ASSIGNS	12
12.	TERM AND RELEASE	12
13.	MISCELLANEOUS	13
14.	NOTICES	14
15.	GOVERNING LAW – JURISDICTION	15
SCHEDULE 1 - PLEDGED DEBTORS - PLEDGED CLAIMS		17
SCHEDULE 2 - FORM OF LETTER OF NOTIFICATION		18

THIS PLEDGE OF RECEIVABLES HAS BEEN ENTERED INTO ON APRIL 12th,  2019, BETWEEN:

1.         TALEND SA,  a  société anonyme with a share capital of EUR 2,417,390.40 incorporated under French laws, whose registered office is at 9 rue Pages, 92150 Suresnes, France, registered with the corporate and trade register of Nanterre under number 484 175 252;

(hereinafter referred to as the “Pledgor”)

AND

2.         PACIFIC WESTERN BANK,  a  California State chartered bank, whose registered office is located at 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, United States;

(hereinafter referred to as the “Beneficiary”)

The above-mentioned parties being hereafter named each a “Party”, or, together, the “Parties”.

WHEREAS:

A.        Within the framework of their activity, Talend, Inc., Talend USA, INC. and Stitch, Inc. (hereinafter jointly and severally the "Borrowers"), contacted the Beneficiary to obtain a facility for the Borrowers’ working capital and general corporate purposes.

B.        Pursuant to a Loan and Security Agreement executed on February 14, 2019, the Beneficiary, as Lender, has agreed to make available to the Borrowers amounts not exceeding thirty million US Dollars ($30,000,000) (hereinafter the "Loan Agreement").

C.         Clause 8(b) of the Schedule to the Loan Agreement provides for the obligation for the Pledgor to grant to the Beneficiary a Continuing Guaranty (the "Guarantee") as well as security over certain of its assets to secure the payment and performance of all of the Secured Obligations (as defined hereinafter).

D.        The Pledgor has undertaken to provide to the Beneficiary a first ranking pledge over the receivables it holds against its Pledged Debtors (as defined hereafter) to the benefit of the Beneficiary, under the terms and conditions of this pledge of receivables agreement (hereinafter with its schedules as amended, restated or supplemented in the future referred to as the “Pledge Agreement”).

IT HAS THEREFORE BEEN AGREED AS FOLLOWS:

1.         DEFINITIONS AND INTERPRETATION

1.1            Defined Terms

The following terms and expressions used in this Pledge Agreement and in the recitals of this Pledge Agreement shall, unless the context requires otherwise or otherwise mentioned in the Supplemental Agreement, have the following meanings :

"Beneficiary" means Pacific Western Bank, as further described in the recitals, and any of its assignees or successors.

"Commercial Contract" means any contract entered (or to be entered) into between the Pledgor, as seller or provider, and a Pledged Debtor, as client and purchaser or subscriber, relating to the provision of products or services (such as technical support, training or consulting services) in the ordinary course of business.

"Finance Documents" mean the Loan Documents, as defined in clause 8 (Definitions) of the Loan Agreement, the Supplemental Agreement, the Pledge Agreement, any other security document entered into between the Pledgor and the Beneficiary as security for the Secured Obligations and any other documents designated as such by the Pledgor and the Beneficiary.

"Guarantee Account" has the meaning set out in Article 3.3 (ii) of this Pledge Agreement.

"Loan Agreement" shall have the meaning indicated in the recitals of this Pledge Agreement.

"Notification Event" means the occurrence of any of the following events: (i) a Borrower's payment default pursuant to clause 7.1 (b) of the Loan Agreement, (ii) the acceleration of the Loans pursuant to clause 7.2 (b) of the Loan Agreement or (iii) a Pledgor's payment default under the Guarantee issued on or about the date hereof in favour of the Beneficiary as security for the Secured Obligations, following receipt of a valid payment request from the Beneficiary.

"Pledged Claims" means all of the Pledgor's claims, rights and interests, current or future, or vested or contingent, which it holds or may hold against its Pledged Debtors under Commercial Contracts. The Pledged Claims at the time of execution of this Pledge Agreement are listed in Schedule 1.

"Pledged Debtors" means any and all persons and entities, being the debtors of the Pledgor in connection with one or several Pledged Claims as listed in Schedule 1 as at the time of execution of this Pledge Agreement.

"Secured Obligations" means all present and future, including contingent and limited obligations of the Borrowers and/or the Pledgor or pursuant to the provisions of the Loan Agreement towards the Beneficiary, arising under or in connection with the Loan

Agreement, this Pledge Agreement or any other Finance Document, including all interest, fees, costs, penalties and expenses incurred by the Beneficiary under the Loan Agreement, this Pledge Agreement or any other Finance Document in each case together with all accruing interest and all losses, costs, charges and expenses incurred by the Beneficiary in connection with the protection, preservation or enforcement of its rights against the Pledgor with respect to the Finance Documents subject to relevant provisions of the Finance Documents (including Clause 8).

"Supplemental Agreement" means the supplemental agreement entered into on the date hereof between the Pledgor as guarantor and the Beneficiary as lender.

1.2            Interpretation

(a)        In this Pledge Agreement, unless a contrary provision appears, a reference to:

(i)         a Clause is a reference to a clause of this Pledge Agreement;

(ii)       a  Schedule is a reference to a schedule of this Pledge Agreement;

(iii)      words importing the plural shall include the singular and vice versa;

(iv)       a person is a reference to or includes its successors and assignees; and

(v)        an agreement or document includes a reference to that agreement or document as varied or novated at any time.

(b)        The headings in this Pledge Agreement are for convenience only and are to be ignored in construing this Pledge Agreement.

(c)        If there is any conflict between the provisions in this Pledge Agreement and the provisions of the Loan Agreement, the provisions of the Loan Agreement shall prevail.

(d)       The principles of interpretation set out in the Loan Agreement shall apply mutatis mutandis to this Pledge Agreement.

2.         PLEDGE (NANTISSEMENT)

2.1       As security for the due performance, payment and discharge in full of the Secured Obligations, the Pledgor hereby irrevocably grants in favour of the Beneficiary who accepts it, a first ranking pledge over the Pledged Claims in accordance with Articles 2355 et seq. of the French Civil Code (Code Civil) (excluding Article 2360 of the French Civil Code (Code Civil)) and Articles L. 521-1 et seq of the French Commercial Code (Code de Commerce) (hereinafter the “Pledge”).

2.2       In case of enforcement of the Pledge Agreement, the Pledgor agrees that the Beneficiary will enforce the Pledge as security for the Secured Obligations, pursuant to the terms of this Pledge Agreement and shall have no recourse over the assets of the Pledgor other than the Pledged Claims, in accordance with the provisions of Article 2334 of the French Civil Code (Code Civil).

2.3       The Pledge Agreement shall include the entire value, current and future of the Pledged Claims, including any interest and proceeds of any kind, deriving, among others, from any assignment thereof, related to the Pledged Claims and paid after the enforcement of the Pledge Agreement by the Beneficiary.

2.4       The security interest constituted by virtue of the Pledge Agreement will not be considered extinguished and will not be affected by the punctual instalments made for payment and / or partial reimbursement of the Secured Obligations.

2.5       The Pledgor irrevocably and definitively waives, by the execution of this Pledge Agreement, its right to require from the Beneficiary to perform or exercise any other right or security interest towards any other person, before exercising its rights under the Pledge Agreement and any right to require the Beneficiary to exercise its rights in a specific order.

3.         SITUATION OF THE PARTIES UNTIL THE TERM OF THE PLEDGE AGREEMENT

3.1       As long as no Notification Event has occurred, and subject to the provisions of this Clause, the Pledgor may freely receive any payment under or with respect to the Pledged Claims.

3.2       Upon the occurrence of a Notification Event which is continuing, the Beneficiary may notify any Pledged Debtor of the grant of the Pledge in the form attached in Schedule 2 hereto, which the Pledgor hereby expressly accepts, subject only to prior notice to the Pledgor.

The Parties expressly acknowledge that, from the date of any such notification, the relevant Pledged Debtors shall pay the amounts due under the Pledged Claims directly to the Beneficiary, pursuant to the provisions of Articles 2362 et seq. of the French Civil Code (Code Civil).

3.3       Any payment made by the Pledged Debtors to the Beneficiary pursuant to the provisions of Clause 3.2, shall, as applicable, be:

(i)      allocated to the payment of all amounts due and payable under the Secured Obligations in accordance with the provisions of the Loan Agreement and Article 2364 of the French Civil Code (Code Civil); or

(ii)    in the event that (x) all or part of the amounts due are not then payable (échus) under the Secured Obligations and (y) so long as the relevant Notification Event is outstanding, pursuant to Article 2364 of the French Civil Code (Code Civil), be kept as collateral on a bank account opened in the name of the Beneficiary in the books of a bank selected by the Beneficiary (hereafter the “Guarantee Account”), until the amount of the Pledged Claims has been allocated in full to the payment of all amounts due and payable under the Secured Obligations or any of the events referred to in Clause 3.5 has occurred.

3.4       In the event a Notification Event is outstanding and has not been remedied or waived, and in the event where the Beneficiary has notified the Pledged Debtors pursuant to Clause 3.2, the Pledgor shall be entitled to receive the repayment of the balance of the Guarantee Account, if any, subject to (i) the written request of the Pledgor to the Beneficiary, in relation thereto, and (ii) provided that 1 ) all events constituting a Notification Event have been remedied within the cure period set forth in the Loan Agreement, or 2 ) the Beneficiary has expressly waived its right to benefit from such Notification Event, in each case in accordance with the relevant provisions of the Loan Agreement.

Sums from the Guarantee Account will also be repaid following the occurrence of the Discharge Date.

The Pledged Debtors will be notified to cease paying Pledged Claims on to the Guarantee Account at the same time repayment is due.

3.5       Subject to the foregoing, the Beneficiary shall return to the Pledgor, within ten (10) Business Days of receipt of the Pledgor’s written request under Clause 3.4, the amounts paid, if any, on the credit of the Guarantee Account, minus any sums allocated to the payment of any amount due and payable in respect of the Secured Obligations, at the relevant date.

4.         ENFORCEMENT OF THE PLEDGE

4.1       Upon the occurrence of a Notification Default which is continuing and following notification of the Pledge to the relevant Pledged Debtors pursuant to Clause 3.2, the Beneficiary shall be entitled automatically and without any formality to appropriate such Pledged Claims as provided in Articles 2346 to 2348 of the French Civil Code (Code civil).

4.2       Any amount received by the Beneficiary, or as the case may be on its own behalf shall be allocated to the payment of any amount due and payable in respect of the Secured Obligations, in accordance with the provisions of Clause 3.4 and Clause 3.5.

4.3       In accordance with Article 2348 of the French Civil Code (Code Civil), the Beneficiary agrees to promptly repay to the Pledgor the difference between (i) the value of the Pledged Claims transferred to the Beneficiary pursuant to Clause 4.1 and (ii) the amounts outstanding under the Secured Obligations, it being specified that the Parties allow set-off.

5.         REPRESENTATION AND WARRANTIES OF THE PLEDGOR

5.1       The Pledgor expressly reiterates hereby representations and warranties of section 1 (Representations, Warranties and Covenants of Guarantor) of the Supplemental Agreement and hereby represents and warrants to the Beneficiary that on the date of this Pledge Agreement and for the duration of the Pledge Agreement:

(i)          the execution, delivery and performance by the Pledgor of this Pledge Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized by the Pledgor, (ii) are not subject to any consents required to be obtained by the Pledgor, which have not been obtained, (iii) are enforceable against Pledgor in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iv) do not violate Pledgor’s articles or certificate of incorporation, or Pledgor’s by-laws, or any law or any material agreement or instrument, which is binding upon Pledgor or its property;

(ii)        to the extent it could have a material adverse effect on its ability to perform its obligations under this Pledge Agreement, no default has occurred under any Commercial Contract;

(iii)       there is no action, claims or proceeding before any court or administrative authority, pending or threatened in writing, that could affect the validity, applicability or the capacity of the Pledgor to perform its obligations under this Pledge Agreement.

5.2       The Pledgor represents and warrants that on the date of this Pledge Agreement and for the duration of the Pledge Agreement it has the full ownership of the Pledged Claims it holds from time to time against the Pledged Debtors.

5.3       The Pledgor represents and warrants that on the date of this Pledge Agreement and for the duration of the Pledge Agreement the Pledged Claims are and will remain, free from any transfer, pledge, lien or any other third party rights and are not subject, to any foreclosure proceedings of which it would not have immediately informed the Beneficiary, except for the Pledge, any Permitted Lien and any adverse claim in an amount lower than USD 1,000,000.

5.4       The Pledgor represents and warrants that the Beneficiary has and will continue to have a first-priority perfected and enforceable security interest in the Pledged Claims (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), subject only to the Permitted Liens, it being specified that the Pledge will only be enforceable as against the Pledged Debtors when notified to them pursuant to Clause 3.2.

5.5       The Pledgor is not on the date of this Pledge Agreement either (a) insolvent or (b) informed of an action or proceedings whatsoever initiated, in the course of a bankruptcy proceedings, for the purpose of requesting the suspension of payment, the dissolution or liquidation or ad hoc proceedings or the opening of a safeguard proceedings or the appointment of a mediator or a conciliator or any other similar proceedings described in the Livre Sixième of the French Commercial Code (Code de Commerce)  or any other similar proceedings provided by any other applicable law.

5.6       The Pledgor shall refrain, in order to discharge itself from its undertaking, to invoke any change in the legal structure of the Beneficiary even though it would create a new legal entity, provided that the Secured Obligations are validly transferred to the new legal entity.

5.7       The Pledgor shall not be discharged by:

(i)       any modifications to the Loan Agreement (occurring one or several times provided those do not cause a novation);

(ii)      the addition or the removal of new security interests, new creditors or new debtors;

(iii)     a prorogation of the repayment date of the Loans in accordance with the provisions of the Loan Agreement;

(iv)     the addition of new forms of drawdown of the Loan Agreement;

(v)      any changes in the account currency or settling of the Loan Agreement;

(vi)     the renewal, even tacit, of the Loans in compliance with the provisions of the Loan Agreement;

which would affect in any way the provisions of the Loan Agreement.

5.8       The Pledgor represents and warrants that changes to the Secured Obligations will immediately, automatically and without formality (except those required by law) be included into the scope of the Secured Obligations. Novation shall not be presumed by the Pledgor who shall only be able to invoke it if the Beneficiary, expressly states its intention to carry-out a novation without prejudice to the provisions of Clause 5.5.

5.9       In case of assignment, conveyance or transfer of all or part of its rights and obligations by any of the Beneficiary as provided under the Loan Agreement, the Beneficiary reserves and preserves specifically, which the Pledgor hereby expressly accepts, all its rights, actions and privileges under this Pledge Agreement in favor of the relevant transferees, pursuant to the provisions of Article 1334 of the French Civil Code (Code Civil) so that the Pledge may guarantee the Secured Obligations for the benefit of such transferee without any further formality in the event such assignment, conveyance or transfer might be regarded as a novation under French law.

6.         COVENANTS OF THE PLEDGOR

6.1       The Pledgor agrees, at its expenses, on request by the Beneficiary, to execute all documents and take all actions and as the Beneficiary may reasonably request in order to perfect and maintain the Beneficiary's perfected first-priority security interest in the Pledged Assets (subject only to Permitted Liens and notification to the Pledged Debtors pursuant to Clause 3.2), and in order to fully consummate the transactions contemplated by this Pledge Agreement or to enable the Beneficiary to exercise and enforce its rights and remedies hereunder with respect to the Pledged Claims.

6.2       In addition to the undertakings made in section 1 (Representations, Warranties and Covenants of Guarantor) of the Supplemental Agreement, the Pledgor covenants on the date of the Pledge Agreement and for the duration of the Pledge Agreement not to conclude any agreement that the terms would have a material adverse effect on the rights of the Beneficiary under this Pledge Agreement.

7.         INDEMNITY

The Pledgor must indemnify, promptly on reasonable demand, the Beneficiary against any liabilities and claims incurred by or made against the Beneficiary for anything done or omitted in the reasonable exercise or purported exercise of the powers contained in this Pledge Agreement or as a result of any breach of the Pledgor of any of its obligations or undertakings in this Pledge Agreement except for any liabilities and claims incurred by, or made against, the Beneficiary caused by the gross negligence or wilful misconduct of the Beneficiary.

8.         COSTS AND EXPENSES

The Pledgor undertakes, from time to time, on demand of the Beneficiary, to indemnify the Beneficiary, in respect of all reasonable costs and expenses incurred by the latter and/or by every attorney, manager, agent or other person appointed by it, in relation to the amendment or enforcement of this Pledge Agreement, including legal fees and expenses, and all charges, duties, taxes or registration fees relating thereto.

9.         DELEGATION

9.1       The Beneficiary or any person appointed by the Beneficiary may delegate by power of attorney or in any other manner to any properly qualified person or persons, any right, power, authority and discretion exercisable by the Beneficiary under this Pledge Agreement in relation to the Pledge.

9.2       Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Beneficiary or such person appointed by the Beneficiary may think fit.

9.3       Neither the Beneficiary nor any such person appointed by the Beneficiary will be in any way liable or responsible to the Pledgor for any loss or damage arising from any fact, default, omission or misconduct on the part of any such delegate or sub-delegate.

10.       POWER OF ATTORNEY

10.1     The Pledgor hereby, in order more fully to secure the performance of its obligations hereunder, appoints the Beneficiary and every person appointed by the Beneficiary hereunder to be its attorney (mandataire) acting severally, and on its behalf and in its name or otherwise, to execute and do all such assurances, acts and things which the Pledgor is required to do and fails to do under the covenants and provisions contained in this Pledge Agreement.

10.2     The Pledgor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 10.1 shall properly do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in such Clause.

11.       SUCCESSORS AND ASSIGNS

11.1     All the rights, privileges, powers and actions of the Beneficiary will ensure to the benefit of its permitted successors and assigns in accordance with clause 9.13 of the Loan Agreement.

11.2     The Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations hereunder.

11.3     The Beneficiary shall be entitled to assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations hereunder to a third party in accordance with the Loan Agreement.

11.4     In the event of an assignment, a transfer, a novation or disposal of all or part of the rights and obligations by the Beneficiary which might be regarded as a novation under French law, the Beneficiary expressly reserves the rights, powers, privileges and actions that it enjoys under this Pledge Agreement in favor of its assignees or, as the case may be, its successors, in accordance with the provisions of Article 1334 of the French Civil Code (Code Civil).

12.       TERM AND RELEASE

12.1     The Pledge enters into force on the date hereof and remains enforceable until the date on which effective repayment and payment of all sums due by the Borrowers to the Beneficiary under the Finance Documents (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to the Beneficiary) is made and the Loan Agreement is terminated (the “Discharge Date”), it being specified that the Beneficiary shall expressly release the Pledge and all the rights of the Beneficiary under the Pledge Agreement following the Discharge Date.

12.2     The Beneficiary undertakes to execute and remit to the Pledgor, at such Pledgor’s cost and if so requested, all certificates that the said Pledgor may reasonably request in order to confirm the above release.

12.3     In the event of a release of the Pledge and the Pledge Agreement as referred to above, and subject to the applicable legal provisions, the Beneficiary agrees to pay to the Pledgor all amounts as per Clause 3.5.

13.       MISCELLANEOUS

13.1     The Beneficiary shall not be liable for any loss on realization, or for any default or omission in exercising its rights hereunder.

13.2     The Pledgor alone shall be responsible for its own contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by it and the Beneficiary shall not incur any liability therefore (either to the Pledgor or any other person whatsoever) for any reason whatsoever.

13.3     No failure to exercise, or any delay in exercising, by the Beneficiary any right or remedy under this Pledge Agreement shall operate as a waiver thereof. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The Beneficiary shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred on the Beneficiary by this Pledge Agreement. The rights and remedies provided for in this Pledge Agreement are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

13.4     A waiver by the Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13.5     The security created by this Pledge Agreement shall be in addition to, and shall not in any way be prejudiced or affected by, and shall be without prejudice to, any other security or guarantee from time to time held by the Beneficiary in respect of the Secured Obligations or any thereof. In the event that one or more provisions of this Pledge Agreement is considered illegal, invalid or unenforceable, this Pledge Agreement shall be interpreted as if it did not contain that provision and the nullity or invalidity of the said provision shall not affect the validity or the performance of the other provisions of this Pledge Agreement, which shall nevertheless remain legal and valid and shall continue to be in force.

13.6     The parties to this Pledge Agreement recognize that this Pledge Agreement has the sole objective of establishing the present security for the benefit of the Beneficiary and does not have the objective or effect of modifying the rights and obligations set out in the Loan Agreement.

13.7     The Beneficiary is not liable for any losses arising from the exercise by Beneficiary of any rights or privileges under this Pledge Agreement, except in cases of voluntary or gross negligence (faute lourde ou intentionnelle).

14.       NOTICES

Unless otherwise specified in the Pledge Agreement, every notice, request, demand or other communication under this Pledge Agreement or relating to it, shall be in the English language and made in writing by registered mail with acknowledgment of receipt or by first-class prepaid letter (airmail if available) or by facsimile transmission or by e-mail as described below:

14.1   Address

Address, e-mail and facsimile number of the Parties are as described below (if necessary, the name of the service or responsible):

For the Pledgor:

TALEND

Address:	9 rue Pages
92150 Suresnes
Attention:	Emmanuel Samson
Telephone:	+33 (0) 1.80.42.00.77
Email:	esamson@talend.com

For the Beneficiary:

PACIFIC WESTERN BANK

Address:	406 Blackwell Street, Suite 240, Durham
North Carolina 27701
United States
Name:	Mr. Nick Nance

or any other address, facsimile number or service name or a responsible should be indicated subject to prior notice of at least 5 (five) Business Days.

14.2   Reception

Any notice, request, demand or other communication made under this Pledge Agreement shall be deemed to have been received only:

(a)   for a facsimile, when received in a readable form;

(b)   for a letter when it is filed to the right place or 5 (five) Business Days after being mailed in an envelope labeled with the correct address;

(c)   by a registered letter with return receipt, at the date of the first presentation, and;

(d)   assuming it was specified a service or a responsible recipient, provided that the communication was addressed to such service or person.

A communication addressed to a Party shall not produce effects until it is deemed to have been received by the Party as detailed above and provided that it contains an explicit mention of the service or responsible recipient indicated above the name of the Party (or any other service or responsible that the Party may have indicated).

15.       GOVERNING LAW – JURISDICTION

15.1     This Pledge Agreement shall be governed by and construed in all respects in accordance with French law.

15.2     The Parties expressly and specifically accept, pursuant to Article 23 of Council Regulation n°1215/2012, to give exclusive jurisdiction to the courts within the territorial jurisdiction of the Commercial Court of Paris to settle any dispute that may arise between the Parties in connection with the construction or performance of this Pledge Agreement.

(Signatures on the following page)

This signature page refers to the Pledge of Receivables Agreement.

This Agreement has been duly executed in Paris in two (2) originals on the date first above written.

/s/ Emmanuel Samson	/s/ Stephen J. Berens
TALEND SA.	PACIFIC WESTERN BANK
As Pledgor	As Beneficiary

Represented by: Emmanuel Samson	Represented by: Stephen J. Berens
duly authorized	duly authorized

SCHEDULE 1 - PLEDGED DEBTORS - PLEDGED CLAIMS

SCHEDULE 2 - FORM OF LETTER OF NOTIFICATION

[Beneficiary’s heading]

[To the Pledged Debtor]

Registered letter with acknowledgement of receipt

Re: Notification of the first ranking pledge dated [____]

Dear Sir or Madam,

We refer to the claims held by TALEND SA, a  société anonyme, with a share capital of EUR 2,417,390.40 incorporated under French laws, whose registered office is at 9 rue Pages, 92150 Suresnes, France, identified with the corporate and trade register of Nanterre under number 484 175 252 (hereinafter referred to as the “Pledgor”), against you under the [____] agreement entered into with your company on [____] (hereinafter referred to as the “Pledged Claims”).

Under a first ranking pledge agreement (the “Pledge Agreement”), a copy of which is attached, entered into on [____] 2019 between (i) the Pledgor and (ii) our institution as Beneficiary, the Pledgor has pledged, on a first-ranking basis and without pari passu ranking, to us, all of the Pledged Claims (the “Pledge”).

We hereby inform you that a Notification Event has occurred under the Pledge Agreement and is continuing.

In accordance with the provisions of Articles 2362 et seq. of the French Civil Code (Code Civil), we hereby notify you the said Pledge and request you to pay, after receipt of such notification, and until further notice from us, any amount under the Pledged Claims on the bank account opened in our books which references are: [____]

Best regards,

_______________________